As filed with the Securities and Exchange Commission on June 12, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED DEVELOPMENT FUNDING III, L.P.
(Exact Name of Registrant as Specified in Its Governing Instruments)

1301 Municipal Way, Suite 100
Grapevine, Texas 76051
Delaware	(214) 370-8960 or (800) 859-9338	20-3269195
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Hollis M. Greenlaw, Esq.
Director, UMTH Land Development, L.P.
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
(214) 370-8960 or (800) 859-9338
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Lauren Burnham Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount To Be	Proposed Maximum	Proposed Maximum	Amount of
to Be Registered	Registered	Offering Price Per Unit (1)	Aggregate Offering Price (1)	Registration Fee
Units of limited partnership interest	5,000,000 units	$20.00	$100,000,000	$5,580

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

Prospectus

Amended and Restated Distribution Reinvestment Plan
5,000,000 Units

United Development Funding III, L.P. is a Delaware limited partnership formed primarily to generate current interest income by investing in mortgage loans.

We have established an Amended and Restated Distribution Reinvestment Plan (DRP) designed to provide existing holders of our units of limited partnership interest with an economical and convenient method to designate the cash distributions on all or a portion of their units for reinvestment in more units through the DRP. Some of the significant features of the DRP are as follows:

•	Our current limited partners may purchase additional units, if desired, by automatically reinvesting all or a portion of their cash distributions in units under the DRP.

•	The purchase price for units under the DRP is $20.00 per unit.

•	Limited partners may participate in the DRP by completing and executing an authorization form. Authorization forms may be obtained at any time by calling United Development Funding III, L.P. Investor Services at (214) 370-8960 or (800) 859-9338 or by writing to them at 1301 Municipal Way, Suite 100, Grapevine, Texas 76051. If you are already enrolled in the DRP, no action is required.

•	You may terminate your participation in the DRP at any time without penalty by delivering written notice to us. A withdrawal from participation in the DRP will be effective with respect to distributions for a quarterly or monthly distribution period, as applicable, only if written notice of termination is received at least ten days prior to the end of such distribution period.

•	We will offer units pursuant to the DRP until we sell all $100,000,000 worth of units in this offering; provided, however, that we may amend any aspect of the DRP by providing thirty days’ written notice to participants in the plan, and our general partner may terminate the DRP for any reason by providing ten days’ written notice to participants in the plan.

•	Cash distributions are still taxable even though they will be reinvested in our units pursuant to the DRP.

•	There is no public trading market for our units, and there can be no assurance that a market will develop in the future.

•	You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision.

The Offering:

	Number of Units Being	Offering Price Per	Maximum Proceeds
	Offered	Unit	(Before Expenses)

Units of limited partnership interest	5,000,000	$20.00	$100,000,000

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

United Development Funding III, L.P. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.

The date of this prospectus is June 12, 2009.

PROSPECTUS SUMMARY

United Development Funding III, L.P.

United Development Funding III, L.P. is a Delaware limited partnership that was formed on June 13, 2005. Our overall investment objectives, in their relative order of importance, are:

•	to make, originate or acquire a participation interest in mortgage loans (first priority and junior priority) typically in the range of $500,000 to $10,000,000, and to provide credit enhancements to real estate developers and regional and national homebuilders who acquire real property, subdivide such real property into single-family residential lots and sell such lots to homebuilders or build homes on such lots;

•	to produce net interest income from the interest on mortgage loans that we originate or purchase or in which we acquire a participation interest;

•	to produce a profitable fee from our credit enhancement transactions;

•	to produce income through origination fees charged to borrowers;

•	to maximize distributable cash to investors; and

•	to preserve, protect and return capital contributions.

We derive a substantial portion of our income by originating, purchasing, participating in and holding for investment mortgage loans made directly by us or indirectly through our affiliates to persons and entities for the acquisition and development of parcels of real property as single-family residential lots that will be marketed and sold to home builders. We may also offer credit enhancements to developers in the form of loan guarantees to third-party lenders, letters of credit issued for the benefit of third-party lenders and similar credit enhancements. Our offices are located at 1301 Municipal Way, Suite 100, Grapevine, Texas 76051. Our telephone number is (214) 370-8960 or (800) 859-9338. We sometimes refer to United Development Funding III, L.P. as “UDF III” in this prospectus.

We commenced the initial public offering of our units of limited partnership interest on May 15, 2006. Pursuant to our initial public offering, we offered up to 16,500,000 units in a primary offering and up to 1,000,000 units pursuant to our distribution reinvestment plan. As of May 27, 2009, we had accepted subscriptions for, and issued, an aggregate of 17,102,390 units of limited partnership interest to limited partners pursuant to our initial public offering, consisting of 16,499,990 units that have been issued to our limited partners in exchange for gross proceeds of approximately $329.9 million and another 654,583 units of limited partnership interest issued to limited partners in accordance with our distribution reinvestment plan in exchange for gross proceeds of approximately $13 million.

The primary offering component of our initial public offering was terminated on April 23, 2009. The distribution reinvestment plan component of our initial public offering has been extended until the earlier of the sale of all units of limited partnership interest being offered pursuant to our distribution reinvestment plan or May 15, 2010; provided, however, that we will stop offering units pursuant to the distribution reinvestment plan component of our initial public offering before we begin offering units under this prospectus.

Our Management

We operate under the direction of our general partner, UMTH Land Development, L.P. (UMTH LD), a Delaware limited partnership, which is responsible for the management and control of our affairs. Our general partner is responsible for our direction and management, including identifying prospective loans, evaluating, underwriting and negotiating the acquisition and disposal of loans and overseeing the performance of our loans. Our general partner is assisted by the employees of UMTH General Services, L.P., an affiliate of our general partner. The general partner of UMTH General Services, L.P. is UMT Services, Inc. We do not employ our own management personnel. Instead, we pay fees to our general partner for its services to us.

Terms of the Offering

We are offering up to 5,000,000 units of limited partnership interest to our existing limited partners pursuant to the DRP for $20.00 per unit. We will offer units pursuant to the DRP until we sell all $100,000,000 worth of units in this offering; provided, however, that we may amend any aspect of the DRP by providing thirty days’ written notice to participants in the plan, and our general partner may terminate the DRP for any reason by providing ten days’ written notice to participants in the plan. This offering must be registered or exempt from registration in every state in which we offer or sell units. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling units in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Amended and Restated Distribution Reinvestment Plan

This prospectus describes our DRP, which is designed to offer our existing limited partners a simple and convenient method of purchasing additional units of limited partnership interest by reinvesting cash distributions without paying any selling commissions, fees or service charges. Regardless of your participation in our DRP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our DRP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. Our general partner may terminate the DRP for any reason at any time upon ten days’ written notice to plan participants.

Use of Proceeds

The proceeds raised pursuant to the DRP will be used for general partnership purposes, including, but not limited to, originating, purchasing, participating in and holding for investment mortgage loans, making other investments in real estate, payment of fees and other costs, repayment of debt, and funding for our unit redemption program.

Incorporation by Reference

This prospectus incorporates by reference several documents previously filed with the Securities and Exchange Commission (SEC), including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended March 31, 2009, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

SUMMARY OF OUR AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Purpose of the DRP

The DRP is designed to offer our existing limited partners a simple and convenient method of purchasing additional units of limited partnership interest by reinvesting cash distributions without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the units for general partnership purposes, including, but not limited to, originating, purchasing, participating in and holding for investment mortgage loans, making other investments in real estate, payment of fees and other costs, repayment of debt, and funding for our unit redemption program.

How to Enroll in the DRP

You can participate in the DRP if you currently own our units of limited partnership interest and the units are registered in your name. If you have units registered in the name of someone else (for example, with a bank, broker or trustee), to enroll in the DRP, you will need to arrange for that entity to transfer ownership of the units to you.

Eligible persons may join the DRP at any time by completing and executing an authorization form and returning it to United Development Funding III, L.P. Investor Services at 1301 Municipal Way, Suite 100, Grapevine, Texas 76051. Authorization forms may be obtained at any time by calling (214) 370-8960 or (800) 859-9338 or by writing to the address specified above. Participation in the DRP will commence with the next distribution payable after receipt of your election to participate, provided it is received at least ten days prior to the last day of the quarterly or monthly distribution period, as applicable, to which such distribution relates.

You will remain a participant of the DRP until you deliver to us written notice of your desire to terminate your participation (described more fully below under the heading “Terminating Your Participation in the DRP”).

Reinvestment of Your Distributions

If you choose to participate in the DRP, we will apply cash distributions on the units of limited partnership interest registered in your name to purchase additional units for you directly from us. Participants generally are required to have the full amount of their cash distributions with respect to all units of limited partnership interest owned by them reinvested pursuant to the DRP. However, we have the sole discretion, upon the request of a DRP participant, to accommodate such participant’s request for less than all of its securities to be subject to participation in the DRP.

The distributions paid on units acquired through the DRP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

Source and Purchase Price of the Units

There is no public trading market for our units, and there can be no assurance that a market will develop in the future. The units may be purchased under the DRP at $20.00 per unit. Our general partner arbitrarily determined the selling price of the units to be issued under the DRP, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding units. The selling price may not be indicative of the price at which the units may trade if they were listed on an exchange or of the proceeds that a limited partner may receive if we liquidated or dissolved.

When Units Will Be Purchased

Units will be purchased for you under the DRP on the payment date for the distribution used to purchase the units. We intend to pay distributions monthly.

Cost of Participating in the Program

You will not incur any brokerage commissions or service charges when purchasing units under the DRP.

Tracking Your Investment

Within 60 days after the end of each fiscal quarter, we will mail you a statement of account describing your distributions received during the quarter, the number of units purchased during the quarter, and the total units purchased on your behalf pursuant to the DRP. Each statement shall also advise you that you are required to notify us in the event that there is any material change in your financial condition or if any representation made by you under the Subscription Agreement for your initial purchase of units becomes inaccurate. Tax information regarding your participation in the DRP will be sent to you at least annually.

Book-Entry Evidence for Units Acquired Under the DRP

All of our units of limited partnership interest that you purchase through the reinvestment of distributions are recorded in your name on our books. No certificate of limited partnership will be issued because we do not issue certificates of limited partnership. The number of units you hold in the DRP will be shown on your regular statement of account.

Selling Units Acquired Under the DRP

You may sell the units held in the DRP, and your other units, at any time, subject to any restrictions set forth in our agreement of limited partnership, as amended. However, there is currently no liquid market for our units and we do not expect one to develop. Consequently, there may not be a readily available buyer for your units.

Your transfer of units will terminate participation in the DRP with respect to such transferred units as of the first day of the quarter in which such transfer is effective, unless the transferee of such units in connection with such transfer demonstrates to us that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by us.

Terminating Your Participation in the DRP

You may terminate or modify your participation in the DRP at any time upon written notice to us. To be effective for any quarterly or monthly distribution period, as applicable, such notice must be received by us at least ten days prior to the last day of the distribution period.

We may terminate your individual participation in the DRP at any time by providing ten days’ prior written notice to you.

After termination of your participation in the DRP, we will send you a check for the amount of any distributions in your account that have not been invested in units. Any future distributions with respect to your units made after the effective date of the termination of your participation in the DRP will be sent directly to you.

Tax Consequences of Your Participation in the DRP

Distributions to you that are reinvested are subject to the general principles of partnership taxation.

As a partnership, we are not a taxable entity for federal income tax purposes. As a limited partner, you are required to take into account your allocable share of our taxable income, gains, losses, deductions, and credits for any taxable year of our partnership without regard to any distributions that you receive, including distributions that are reinvested.

For federal tax purposes, reinvestment of distributions under the DRP will be treated as though these amounts had been actually distributed to and received by you and then re-contributed by you to the partnership. The amounts reinvested will be treated as capital contributions in exchange for the additional units you are acquiring under the DRP.

Your adjusted tax basis in the partnership generally will be decreased to reflect the deemed distribution and increased to reflect the deemed contribution, with the net effect that generally your basis in your aggregate holdings of units will neither increase nor decrease. If, however, the deemed distribution from the partnership were to result in reduction of your adjusted tax basis below zero, that distribution would constitute taxable income to you. The gain realized by you in such event would normally be characterized as capital gain, and, if your limited partnership interest in the partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would result in long-term capital gain to you. The deemed reinvestment would then result in an increase in your basis equal to the amount of gain realized by reason of the distribution.

The state and local income tax consequences to each limited partner may vary depending upon the state of residence of the limited partner.

The foregoing discussion is a general discussion of the tax consequences of participating in the DRP. Because each limited partner’s financial position and tax position is different, you should consult your individual tax advisor concerning any tax questions you may have about participation in the DRP.

Amendment or Termination of the DRP

We may amend any aspect of the DRP by providing thirty days’ written notice to participants in the plan, and our general partner may terminate the DRP for any reason by providing ten days’ written notice to participants in the plan.

After termination of the DRP, we will send you a check for the amount of any distributions in your account that have not been invested in units. Any future distributions with respect to your units made after the effective date of the termination of your participation in the DRP will be sent directly to you.

Voting Rights of Units Acquired Under the DRP

Units in your DRP account will be voted as you direct. As a limited partner, you will receive a proxy card in connection with any meeting of limited partners. This proxy will apply to all units registered in your name, including all units credited to your DRP account. You may also vote your units, including those in your DRP account, in person at any meeting of limited partners.

Our Liability Under the DRP

We will not have any responsibility or liability as to the value of our units or any change in the value of the units acquired for each participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which distributions are invested, and we will not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a participant’s participation in the DRP upon such participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which units are purchased for a participant. In addition, our agreement of limited partnership, as amended, provides that we will generally indemnify and hold harmless our general partner or its affiliates against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our limited partners and us against the general partner and its affiliates.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our general partner or its affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our units were offered as to indemnification for violations of securities laws.

Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE UNITS YOU ACQUIRE UNDER THE DRP.

Governing Law

The terms and conditions of the DRP and its operation will be governed by the laws of the State of Delaware.

Contact for Documents Regarding the DRP

All requests for forms regarding the DRP and documents incorporated by reference into this prospectus should be sent to:

UNITED DEVELOPMENT FUNDING III, L.P. INVESTOR SERVICES
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
(214) 370-8960 or (800) 859-9338

USE OF PROCEEDS

The proceeds raised pursuant to the DRP will be used for general partnership purposes, including, but not limited to, originating, purchasing, participating in and holding for investment mortgage loans, making other investments in real estate, payment of fees and other costs, repayment of debt, and funding for our unit redemption program. We cannot predict with any certainty how much DRP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of units that will be sold.

We will pay actual expenses incurred in connection with the registration and offering of the DRP units, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $120,580 (or less than 1% of the maximum DRP proceeds).

PLAN OF DISTRIBUTION

We are offering a maximum of 5,000,000 units to our current limited partners through the DRP. The units are being offered for $20.00 per unit.

We will not engage any person to participate in or facilitate the distribution of units under the DRP, and we will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of units pursuant to the DRP.

LEGAL MATTERS

The legality of the units being offered hereby has been passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia.

EXPERTS

The financial statements incorporated in this Prospectus by reference from UDF III’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Whitley Penn LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the DRP is terminated comprise the incorporated documents:

(a)	The description of our units contained in our Registration Statement on Form S-11 (Registration No. 333-127891) filed with the SEC on August 26, 2005, as amended;

(b)	The description of our units contained in our Registration Statement on Form 8-A (Registration No. 000-53159) filed with the SEC on April 9, 2008, as amended;

(c)	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 31, 2009;

(d)	Our Definitive Proxy Statement filed with the SEC on April 20, 2009 in connection with our Special Meeting of Stockholders held on June 9, 2009;

(e)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 15, 2009; and

(f)	Our Current Report on Form 8-K filed with the SEC on June 10, 2009.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to United Development Funding III, L.P. Investor Services at 1301 Municipal Way, Suite 100, Grapevine, Texas 76051, telephone (214) 370-8960 or (800) 859-9338.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file annual, quarterly and current reports and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, limited partners will receive annual reports containing audited financial statements with a report thereon by our independent registered public accounting firm, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including UDF III) that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

Prospectus
Amended and Restated Distribution Reinvestment Plan
5,000,000 Units of Limited Partnership Interest

ALPHABETICAL INDEX	PAGE

Cautionary Note Regarding Forward-Looking Statements	3
Experts	9
Incorporation of Certain Information by Reference	9
Legal Matters	9
Plan of Distribution	8
Prospectus Summary	1
Risk Factors	3
Summary of Our Amended and Restated Distribution Reinvestment Plan	4
Use of Proceeds	8
Where You Can Find Additional Information	10

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

June 12, 2009

EXHIBIT A
AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN
United Development Funding III, L.P.

United Development Funding III, L.P., a Delaware limited partnership (the “Partnership”), has adopted this distribution reinvestment plan (the “Plan”), administered by the Partnership or an unaffiliated third-party (the “Administrator”), as agent for limited partners who elect to participate in the Plan (“Participants”), on the terms and conditions set forth below.

1.  Election to Participate. Any purchaser of units of limited partnership interest of the Partnership (the “Units”) may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Units. Any limited partner who has not previously elected to participate in the Plan may elect to do so at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be required by the Administrator. Participants generally are required to have the full amount of their cash distributions (including “Designated Special Distributions” as defined below) with respect to all Units owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Units to be subject to participation in the Plan.

2.  Distribution Reinvestment Plan. The Administrator will receive all cash distributions (including “Designated Special Distributions” as defined below) paid by the Partnership with respect to Units of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Units will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Designated Special Distributions” means those cash or other distributions designated as Designated Special Distributions by the general partner of the Partnership.

3.  General Terms of Plan Investments. The Administrator will apply all Distributions subject to this Plan, as follows:

(a)  Prior to the termination of the Partnership’s initial public offering of the Units reserved for issuance under the Plan pursuant to the Partnership’s prospectus dated May 15, 2006, as thereafter amended or supplemented (the “Initial Offering”), the Administrator will invest Distributions in Units at a price of $20.00 per Unit.

(b)  After termination of the Initial Offering, the Administrator will invest Distributions in Units that may (but are not required to) be supplied from either (1) Units registered with the Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Units for use in the Plan (a “Future Registration”) or (2) Units purchased by the Administrator for the Plan in a secondary market (if available) and registered with the Commission for resale pursuant to the Plan. Units purchased in a secondary market as set forth in (2) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single Distribution will be utilized for purposes of determining the purchase price for Units purchased under the Plan on such investment date; however in no event will the purchase price for Units purchased under the Plan be less than 95% of the market price for Units on the investment date. Units acquired by the Administrator in a secondary market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Unit price that will be paid for the Units purchased for the Plan pursuant to the Initial Offering and any subsequent offering. If the Administrator acquires Units in a secondary market for use in the Plan, the Administrator shall use reasonable efforts to acquire Units for use in the Plan at the lowest price then reasonably available. However, the Administrator does not guaranty or warrant that the Units so acquired and purchased by the Participants in the Plan will be at the lowest possible price. Further, irrespective of the Administrator’s ability to acquire Units in a secondary market or the Partnership’s ability to complete a Future Registration for Units to be used in the Plan, neither the Administrator nor the Partnership is in any way obligated to do either.

(c)  No selling commissions, due diligence fees, wholesaling fees or marketing support fees will be paid for Units purchased pursuant to the Plan.

(d)  For each Participant, the Administrator will maintain an account that shall reflect for each period the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Units are made on behalf of such Participant.

(e)  Distributions shall be invested in Units by the Administrator promptly following the payment date with respect to such Distributions to the extent Units are available for purchase under the Plan. If sufficient Units are not available, any such funds that have not been invested in Units within 30 days after receipt by the Administrator will be distributed to the Participants. Any interest earned on such accounts will be paid to the Partnership and will become the property of the Partnership.

(f)  Fractional Units, computed to four decimal places, shall be purchased for each Participant account, if applicable. The ownership of the Units shall be reflected on the books of the Partnership or its transfer agent.

(g)  In making purchases for Participants’ accounts, the Administrator may commingle Distributions attributable to Units owned by Participants and any additional payments received from Participants.

4.  Absence of Liability. Neither the Partnership nor the Administrator shall have any responsibility or liability as to the value of the Units, any change in the value of the Units acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Partnership nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Units are purchased for a Participant.

5.  Suitability.

(a)  Each Participant shall notify the Administrator in the event that, at any time during the Participant’s participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Units.

(b)  For purposes of this Paragraph 5, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the prospectus for the Participant’s initial purchase of Units.

6.  Reports to Participants. Within 60 days after the end of each fiscal quarter, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Units purchased during the quarter, and the total Units purchased on behalf of the Participant pursuant to the Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 5(a) hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Units becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Partnership or the Administrator at least annually.

7.  No Drawing. No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Partnership or the Administrator except as expressly provided herein.

8.  Taxes. Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Plan.

9.  Reinvestment in Subsequent Programs. After the termination of the Initial Offering, the general partner of the Partnership, on behalf of the Partnership, may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Partnership or its affiliates (a “Subsequent Program”). If the Partnership makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(a)  a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(b)  the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(c)  prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(d)  the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(e)  the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

10.  Termination.

(a)  A Participant may terminate or modify participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten days prior to the last day of the period to which such Distribution relates.

(b)  A Participant’s transfer of Units will terminate participation in the Plan with respect to such transferred Units as of the first day of the quarter in which such transfer is effective, unless the transferee of such Units in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c)  The Administrator may terminate a Participant’s individual participation in the Plan, and the Partnership may terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(d)  After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (1) a statement of account in accordance with Paragraph 6 hereof, and (2) a check for the amount of any Distributions in the Participant’s account that have not been invested in Units. Any future Distributions with respect to such former Participant’s Units made after the effective date of the termination of the Participant’s participation in the Plan will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Administrator.

11.  State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.  Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Investor Services Department, 1301 Municipal Way, Suite 100, Grapevine, Texas 76051, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any change of address.

13.  Amendment. The terms and conditions of this Plan may be amended or supplemented by the Partnership at any time, including, but not limited to, an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

14.  Governing Law. THIS PLAN AND THE PARTICIPANT’S ELECTION TO PARTICIPATE IN THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the sale of units of limited partnership interest being registered by United Development Funding III, L.P. (the “Registrant”), all of which will be paid by the Registrant. All amounts are estimates and assume the sale of 5,000,000 units, except the SEC registration fee.

SEC Registration Fee	$5,580
Printing and Postage Expenses	50,000
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Blue Sky Fees and Expenses	25,000

Total expenses	$120,580

Item 15.	Indemnification of the Officers and Directors

We will indemnify and hold harmless each general partner from any loss, liability or damage incurred or suffered by any such general partner by reason of any act performed or omitted to be performed by such general partner in connection with our business, including attorneys’ fees incurred by such general partner in connection with the defense of any claim or action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent indemnification is prohibited by law; provided however, that any such indemnification shall only be from our assets and not from the limited partners. The general partner will have no liability for any claims relating to any of the events or outcomes set forth in the prospectus included in this Registration Statement, or any supplement, as possible results, outcomes or risks associated with our business, or an investment in us. Any indemnification required herein to be made by us shall be made promptly following the fixing of the loss, liability or damage incurred or suffered by a final judgment of any court, settlement, contract or otherwise. Our general partner (a) shall be entitled to the foregoing indemnification, and (b) shall not be liable to us for any loss, liability or damage suffered or incurred by us, directly or indirectly, in connection with the conduct of the general partner; provided that the general partner may receive indemnification or avoid liability only if the liability did not result from its negligence or misconduct and where the general partner (i) acted in good faith and on behalf of or for us, and (ii) determined in good faith that the conduct was in our best interest. Notwithstanding the foregoing, the general partner shall be liable, responsible and accountable, and we shall not be liable to the general partner, for any portion of such liabilities other than for reasonable expenses actually incurred by the general partner with respect to a proceeding in which (i) the general partner is found liable on the basis that it improperly received personal benefit, whether or not the benefit resulted from an action taken in its official capacity, or (ii) the general partner is found liable to us or our limited partners. The general partner will not be indemnified for any liability or expense in relation to a proceeding in which its act or failure to act constituted negligence or misconduct in the performance of its duty to us or our limited partners. Nothing contained in the partnership agreement will constitute a waiver by any limited partner of any right that he may have against any party under federal or state securities laws.

Indemnification of the general partner will not be allowed for any liability, loss or damage incurred by it arising under federal and state securities laws unless (i) there has been a successful adjudication of the merits of each count involving alleged securities law violations as to the general partner, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the general partner, or (iii) a court of competent jurisdiction approves a settlement of the claims against the general partner and finds that indemnification of the settlement and related costs should be made. Prior to seeking a court approval for indemnification, the general partner shall undertake to cause the party seeking indemnification to apprise the court of the position with respect to indemnification for securities violations of the Securities and Exchange Commission, the California Commissioner of the Development of Corporations, the Nebraska Bureau of Securities, the Oklahoma Department of Securities, the Tennessee Securities Division, the Texas State Securities Board and any other state securities regulatory authority of any state in which the units were offered or sold that requires such notification.

Item 16.	Exhibits

The list of exhibits filed as part of this Registration Statement on Form S-3 is submitted in the Exhibit Index following the signature page.

Item 17.	Undertakings

(a)     The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)     The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)     The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, the 12th day of June, 2009.

UNITED DEVELOPMENT FUNDING III, L.P.

By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer of UMTH Land Development, L.P.,
sole general partner of the Registrant, and President and Chief
Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Theodore F. Etter and Cara D. Obert, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Hollis M. Greenlaw Hollis M. Greenlaw	Chief Executive Officer of UMTH Land Development, L.P., sole general partner of the Registrant, and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.
	(Principal Executive Officer)	June 12, 2009

/s/ Cara D. Obert Cara D. Obert	Chief Financial Officer of UMTH Land Development, L.P., sole general partner of the Registrant (Principal Financial Officer and Principal Accounting Officer)	June 12, 2009

/s/ Theodore F. Etter Theodore F. Etter	Chairman of the Board of UMT Services, Inc., sole general partner of UMTH Land Development, L.P., sole general partner of the Registrant	June 12, 2009

EXHIBIT INDEX

Exhibit No.		Description

3	.1*	Second Amended and Restated Agreement of Limited Partnership of Registrant (previously filed in and incorporated by reference to Exhibit B to prospectus dated May 15, 2006, filed pursuant to Rule 424(b)(3) on May 18, 2006)
3	.2*	Certificate of Limited Partnership of Registrant (previously filed in and incorporated by reference to Registrant’s Registration Statement on Form S-11, Commission File No. 333-127891, filed on August 26, 2005)
3	.3*	First Amendment to Second Amended and Restated Agreement of Limited Partnership of Registrant (previously filed in and incorporated by reference to Exhibit B to Supplement No. 12 to prospectus dated May 15, 2006, contained within Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-127891, filed on May 12, 2009)
3	.4*	Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Registrant (previously filed in and incorporated by reference to Form 8-K filed on June 10, 2009)
4.1		Amended and Restated Distribution Reinvestment Plan (included as Exhibit A to prospectus)
5.1		Opinion of Morris, Manning & Martin, LLP as to legality of securities
23.1		Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1)
23.2		Consent of Whitley Penn LLP, Independent Registered Public Accounting Firm
24.1		Power of Attorney (included on the signature page of the registration statement)

*	Previously filed.